Exhibit 4.5

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), dated as of October 23, 2020, is made by and among Lianluo Smart Limited, a business company incorporated under the laws of the British Virgin Islands (“LLIT”), Newegg Inc., a Delaware corporation (“Newegg”), and the undersigned holder (“Shareholder”) of LLIT Class A Shares(the “Shares”).

WHEREAS, LLIT, Lightning Delaware Sub, Inc., a Delaware corporation (“Merger Sub”), and Newegg, have entered into an Agreement and Plan of Merger, dated of even date herewith (the “Merger Agreement”), providing for the merger of Merger Sub with and into Newegg, with Newegg surviving as the wholly owned subsidiary of LLIT (the “Merger”);

WHEREAS, Shareholder beneficially owns and has sole voting power with respect to the number of Shares, and holds the LLIT options or warrants to acquire shares of LLIT, set forth opposite Shareholder’s name on Schedule 1 attached hereto;

WHEREAS, as an inducement and a condition to the willingness of LLIT, Merger Sub and Newegg to enter into the Merger Agreement, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, Shareholder has agreed to enter into and perform this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, LLIT, Merger Sub and Newegg’s entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, Shareholder, LLIT and Newegg agree as follows:

1. Agreement to Vote Shares. Shareholder agrees that, prior to the Expiration Date (as defined in Section 2 below), at any meeting of the shareholders of LLIT or any adjournment or postponement thereof, or in connection with any written consent of the shareholders of LLIT, with respect to the Proposals (as defined below), Shareholder shall:

(a) appear at such meeting or otherwise cause the Shares and any New Shares (as defined in Section 3 below) to be counted as present thereat for purposes of calculating a quorum;

(b) from and after the date hereof until the Expiration Date, vote (or cause to be voted) all of the Shares and any New Shares that Shareholder shall be entitled to so vote: (i) in favor of (A) the proposal to adopt the Merger Agreement and the Merger contemplated thereby, (B) the proposal to adopt the equity transfer agreement, dated on or about October 23, 2020, and as it may be amended from time to time, among Beijing Fenjin Times Technology Development Co., Ltd., or the Purchaser, Lianluo Connection Medical Wearable Device Technology (Beijing) Co., Ltd., or Lianluo Connection, and LLIT, pursuant to which LLIT will sell of all of its equity interests in Lianluo Connection to the Purchaser immediately following completion of the Merger, (C) the proposal to eliminate unissued Class B common shares and rename class A common shares as common shares, (D) the proposal to approve a share combination of issued and outstanding common shares of LLIT by a ratio of not less than one-for-two and not more than one-for-fifty at any time prior to June 30, 2021, with the exact ratio to be set at a whole number within this range, as determined by LLIT’s board of directors in its sole discretion, (E)the proposal to increase the number of LLIT common shares that LLIT is authorized to issue, (F) the proposal to change the name of LLIT to “Newegg Commerce, Inc.”, (G) the proposal to amend and restate LLIT’s current amended and restated memorandum and articles of association to effect the foregoing and to make certain other amendments described in the preliminary proxy statement/prospectus on Form F-4 filed by LLIT with the Securities and Exchange Commission (the “SEC”), and (H) the proposal to approve the adjournment of the shareholder meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the above proposals at the time of the shareholder meeting, or any adjournment or postponement thereof ((A) through (H) collectively, the “Proposals”); and (ii) against any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Proposals. Shareholder shall not take or commit or agree to take any action inconsistent with the foregoing and will take such further affirmative steps as may be reasonably required to effect the foregoing.

2. Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earlier to occur of (a) the date and time as the Merger Agreement shall have been terminated pursuant to the terms thereof, or (b) the date on which the Closing occurs in accordance with the Merger Agreement.

3. Additional Purchases. Shareholder agrees that any LLIT Class A Shares or LLIT Class B Shares or other equity securities of LLIT that Shareholder purchases or with respect to which Shareholder otherwise acquires sole or shared voting power (including any proxy, other than to the extent such proxy expressly limits such proxy holder’s ability to act as provided herein) after the execution of this Agreement and prior to the Expiration Date, whether by the exercise of any LLIT options, warrants or otherwise, including, without limitation, by gift, succession, in the event of a stock split or as a dividend or distribution of any Shares (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares.

4. Share Transfers. From and after the date hereof until the Expiration Date, Shareholder shall not, directly or indirectly, (a) sell, assign, transfer, tender, or otherwise dispose of (including, without limitation, by the creation of any Liens) any Shares or any New Shares acquired, (b) deposit any Shares or New Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to such Shares or New Shares or grant any proxy or power of attorney with respect thereto (other than this Agreement), (c) enter into any Contract, option, commitment or other arrangement or understanding with respect to the direct or indirect sale, transfer, assignment or other disposition of (including, without limitation, by the creation of any Liens) any Shares or New Shares, or (d) take any action that would make any representation or warranty of Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling Shareholder from performing Shareholder’s obligations under this Agreement. Notwithstanding the foregoing, Shareholder may make (1) transfers by will or by operation of Law or other transfers for estate-planning purposes, in which case this Agreement shall bind the transferee, (2) with respect to Shareholder’s LLIT options or warrants, if any, which expire on or prior to the Expiration Date, a transfer, sale, or other disposition of Shares to LLIT as payment for the (i) exercise price of Shareholder’s LLIT options or warrants and (ii) taxes applicable to the exercise of Shareholder’s LLIT options or warrants, (3) if Shareholder is a partnership or limited liability company, a transfer to one or more partners or members of Shareholder or to an Affiliate of Shareholder, or if Shareholder is a trust, a transfer to a beneficiary, provided that in each such case the applicable transferee has signed a voting agreement in substantially the form hereof, (4) transfers to another holder of the capital stock of LLIT that has signed a voting agreement in substantially the form hereof, and (5) transfers, sales or other dispositions as Newegg may otherwise agree in writing in its sole discretion. If any voluntary or involuntary transfer of any Shares or New Shares covered hereby shall occur (including a transfer or disposition permitted by Section 4(1) through Section 4(5), sale by a Shareholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares and New Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect, notwithstanding that such transferee is not a Shareholder and has not executed a counterpart hereof or joinder hereto.

5. Representations and Warranties of Shareholder. Shareholder hereby represents and warrants to LLIT and Newegg as follows:

(a) If Shareholder is an entity: (i) Shareholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized or constituted, (ii) Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby, and (iii) the execution and delivery of this Agreement, performance of Shareholder’s obligations hereunder and the consummation of the transactions contemplated hereby by Shareholder have been duly authorized by all necessary action on the part of Shareholder and no other proceedings on the part of Shareholder are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. If Shareholder is an individual, Shareholder has the legal capacity to execute and deliver this Agreement, to perform Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby;

(b) this Agreement has been duly executed and delivered by or on behalf of Shareholder and, to Shareholder’s knowledge and assuming this Agreement constitutes a valid and binding agreement of Newegg and LLIT, constitutes a valid and binding agreement with respect to Shareholder, enforceable against Shareholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of Law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally;

(c) Shareholder beneficially owns the number of Shares indicated opposite Shareholder’s name on Schedule 1, and will own any New Shares, in each case free and clear of any Liens except as otherwise set forth in Schedule 1, and has sole and unrestricted voting power with respect to such Shares or New Shares and none of the Shares or New Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares or the New Shares, except as contemplated by this Agreement;

(d) to the knowledge of Shareholder, the execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the compliance by Shareholder with any provisions hereof will not, violate or conflict with, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on (in each case, with or without the passage of time or the occurrence of any other event) any Shares or New Shares pursuant to, any Contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any Law, statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any certificate of incorporation, bylaw or similar organizational document of Shareholder;

(e) the execution and delivery of this Agreement by Shareholder does not, and the performance of this Agreement by Shareholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or regulatory authority by Shareholder except for applicable requirements, if any, of the Exchange Act;

(f) no investment banker, broker, finder or other intermediary is entitled to a fee or commission from LLIT or Newegg in respect of this Agreement based upon any Contract made by or on behalf of Shareholder; and

(g) as of the date of this Agreement, there is no Action pending or, to the knowledge of Shareholder, threatened against Shareholder that would reasonably be expected to prevent or delay the performance by Shareholder of his, her or its obligations under this Agreement in any respect.

6. Irrevocable Proxy. Subject to the last sentence of this Section 6, by execution of this Agreement, Shareholder does hereby appoint Newegg and any of its designees with full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the fullest extent of Shareholder’s rights with respect to the Shares and New Shares, to vote and exercise all voting and related rights, including the right to sign Shareholder’s name (solely in its capacity as a shareholder) to any shareholder consent, if Shareholder is unable to perform or otherwise does not perform his, her or its obligations under this Agreement, with respect to such Shares and New Shares solely with respect to the matters set forth in Section 1 hereof. Shareholder intends this proxy to be irrevocable and coupled with an interest hereunder until the Expiration Date, hereby revokes any proxy previously granted by Shareholder with respect to the Shares and represents that none of such previously-granted proxies are irrevocable. The irrevocably proxy and power of attorney granted herein shall survive the death or incapacity of Shareholder and the obligations of Shareholder shall be binding on Shareholder’s heirs, personal representatives, successors, transferees and assigns. Shareholder hereby agrees not to grant any subsequent powers of attorney or proxies with respect to any Shares with respect to the matters set forth in Section 1 until after the Expiration Date. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date.

7. Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

8. Directors and Officers. This Agreement shall apply to Shareholder solely in Shareholder’s capacity as a shareholder of LLIT and/or holder of LLIT options or warrants and not in Shareholder’s capacity as a director, officer or employee of LLIT or its Subsidiaries or in Shareholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require Shareholder to attempt to) limit or restrict a director and/or officer of LLIT in the exercise of his or her fiduciary duties as a director and/or officer of LLIT or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of LLIT or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee and/or fiduciary.

9. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Newegg any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Shareholder, and Newegg does not have authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of LLIT or exercise any power or authority to direct Shareholder in the voting of any of the Shares, except as otherwise provided herein.

10. Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, nothing set forth in this Section 10 or elsewhere in this Agreement shall relieve any party from liability for any fraud or for any willful and material breach of this Agreement prior to termination hereof.

11. Further Assurances. Shareholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Newegg or LLIT may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Merger Agreement.

12. Disclosure. Shareholder hereby agrees that LLIT and Newegg may publish and disclose in any registration statement, any prospectus filed with any regulatory authority in connection with the transactions contemplated by this Agreement and the Merger Agreement and any related documents filed with such regulatory authority and as otherwise required by Law, Shareholder’s identity and ownership of Shares and the nature of Shareholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to any registration statement or prospectus or in any other filing made by LLIT or Newegg as required by Law or the terms of the Merger Agreement, including with the SEC or other regulatory authority, relating to the transactions contemplated thereby, all subject to prior review and an opportunity to comment by Shareholder’s counsel. Prior to the Closing, Shareholder shall not, and shall use its reasonable best efforts to cause its representatives not to, directly or indirectly, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or any of the transactions contemplated thereby, without the prior written consent of LLIT and Newegg, provided that the foregoing shall not limit or affect any actions taken by Shareholder (or any affiliated officer or director of Shareholder) that would be permitted to be taken by Shareholder, LLIT or Newegg pursuant to the Merger Agreement; provided, further, that the foregoing shall not effect any actions of Shareholder the prohibition of which would be prohibited under applicable Law.

13. Notice. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to a nationally recognized overnight courier or on the Business Day received (or the next Business Day if received after 5:00 p.m. local time or on a weekend or day on which banks are closed) when sent via facsimile (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) to Newegg or LLIT, as the case may be, in accordance with Section 9.1 of the Merger Agreement and to Shareholder at his, her or its address or email address (providing confirmation of transmission) set forth on Schedule 1 attached hereto (or at such other address for a party as shall be specified by like notice).

14. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

15. Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

16. Waivers. No waivers of any breach of this Agreement extended by Newegg or LLIT to Shareholder shall be construed as a waiver of any rights or remedies of Newegg or LLIT, as applicable, with respect to any other shareholder of LLIT who has executed an agreement substantially in the form of this Agreement with respect to Shares held or subsequently held by such shareholder or with respect to any subsequent breach of Shareholder or any other shareholder of LLIT. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

17. Governing Law. Except to the extent that the laws of British Virgin Islands shall apply to the internal corporate governance of LLIT, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.

18. Specific Performance; Submission to Jurisdiction. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. In addition, each of the parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. LLIT, Newegg and Shareholder hereby consent to service being made through the notice procedures set forth in Section 13 above and agree that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses as provided in Section 13 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement.

19. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 19.

20. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a Contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the LLIT Board has approved the Merger Agreement and the transactions contemplated thereby, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

21. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

22. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. In the event that any signature is delivered by facsimile transmission or email attachment, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or email-attached signature page were an original thereof.

23. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

24. Fees and Expenses. Except as otherwise specifically provided herein, the Merger Agreement or any other agreement contemplated by the Merger Agreement to which a party hereto is a party, each party hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

25. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties. Each of the parties hereby acknowledges, represents and warrants that (a) it has read and fully understood this Agreement and the implications and consequences thereof; (b) it has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of its own choice, or it has made a voluntary and informed decision to decline to seek such counsel; and (c) it is fully aware of the legal and binding effect of this Agreement.

26. Construction. When a reference is made in this Agreement to a Section or Schedule such reference shall be to a Section or Schedule of this Agreement unless otherwise indicated. The headings contained in this Agreement or in any Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

[Remainder of Page has Intentionally Been Left Blank]

EXECUTED as of the date first above written.

SHAREHOLDER

PING CHEN

[Signature Page to Support Agreement]

EXECUTED as of the date first above written.

LIANLUO SMART LIMITED

By:
Name:	Bin Lin
Title:	Chief Executive Officer

NEWEGG INC.

By:
Name:	Anthony Chow
Title:	Chief Executive Officer

[Signature Page to Support Agreement]

SCHEDULE 1

Name, Address and Email Address of Shareholder	Shares and Class of LLIT Common Shares**	LLIT Options and underlying class of common shares**	LLIT Warrants and underlying class of common shares

Ping Chen	201,692 Class A Common Shares*	Options exercisable for 65,733 Class A Common Shares	None

*	On August 31, 2020, Hangzhou Lianluo Interactive Information Technology Co., Ltd. (“Hangzhou Lianluo”), Lianluo Connection Medical Wearable Device Technology (Beijing) Co., Ltd. (“Lianluo Connection”) and Ping Chen entered into a guaranty agreement (the “Agreement”), pursuant to which Ping Chen agrees to pledge his 1,613,542 Class A Common Shares of Lianluo Smart Limited to Hangzhou Lianluo in favor of Lianluo Connection with respect to the indebtedness (the “Indebtedness”) owed by Lianluo Connection to Hangzhou Lianluo as of the date of the Agreement. Such Indebtedness consists of loans extended by Hangzhou Lianluo to Lianluo Connection for its working capital requirements which amount to RMB 6.5 million as of the date of the Agreement and are interest free until the earlier of (i) December 31, 2020, or (ii) the consummation of the disposition of Lianluo Connection.

**	All numbers of shares and warrants presented in the foregoing table give effect to the 1-for-8 reverse share split effected on October 21, 2020.